COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER MUNICIPAL BOND FUND CLASS A SHARES AND
THE LEHMAN BROTHERS MUNICIPAL BOND INDEX


EXHIBIT A:


                                         DREYFUS PREMIER
              PERIOD LEHMAN BROTHERS        MUNICIPAL
                    MUNICIPAL               BOND FUND
                   BOND INDEX *          (CLASS A SHARES)

4/30/89                10,000                   9,551
4/30/90                10,720                  10,147
4/30/91                11,952                  11,378
4/30/92                13,088                  12,639
4/30/93                14,744                  14,379
4/30/94                15,063                  14,644
4/30/95                16,065                  15,628
4/30/96                17,341                  16,578
4/30/97                18,492                  17,910
4/30/98                20,211                  19,794
4/30/99                21,615                  20,577


* Source: Lehman Brothers